As filed with the Securities and Exchange Commission on January 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8651669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R Chantilly, Virginia	20151
(Address of Principal Executive Offices)	(Zip code)

2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

Glenn L. Argenbright

FLO Corporation

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(425) 278-1247

(Name, address and telephone number, including area code, of agent for service)

Copy to:

W. Michael Hutchings, Esq.

Byron Dailey, Esq.

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104-7044

(206) 839-4800

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.0001 par value per share	1,300,000(4)	$1.53	$1,989,000	$78.17

(1)	The securities to be registered include options and rights to acquire shares of the registrant’s common stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued under the FLO Corporation 2007 Equity Incentive Plan (the “2007 Plan”) to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum aggregate offering price per share is based on the average of the high and low prices of the registrant’s common stock on January 28, 2008, as reported on the OTC Bulletin Board.

(4)	Represents shares of the registrant’s common stock available for issuance upon exercise of awards under the 2007 Plan.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The Registrant’s registration statement on Form 10-SB, filed with the Commission on December 10, 2007, and declared effective by the Securities and Exchange Commission on December 20, 2007 (the “Form 10-SB”).

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-SB; and

(c) The description of the Registrant’s common stock contained the Form 10-SB, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Registrant’s amended and restated certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as director.

The Registrant’s bylaws provide that it shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was the Registrant’s director or officer or is or was serving at the Registrant’s request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The Registrant’s bylaws also provide that it may enter into one or more agreements with any director, officer, employee or agent of the Registrant’s, or any person serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if the Registrant’s board of directors so determines, greater than, those provided for in such bylaws.

The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against and incurred by the person in any such capacity, subject to certain exclusions.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.1	Registration Rights Agreement, dated as of July 3, 2007, between FLO Corporation and the investors signatory thereto, and Amendment No. 1 thereto		10-SB	4.1	000-52851	Nov. 29, 2007

4.2	Form of Series A-1 Warrant and Series A-2 Warrant		10-SB	4.2	000-52851	Nov. 29, 2007

4.3	Form of Placement Agent Warrant		10-SB	4.3	000-52851	Nov. 29, 2007

5.1	Opinion of DLA Piper US LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page)	X

99.1	FLO Corporation 2007 Equity Incentive Plan and related agreements		10-SB	10.3	000-52851	Nov. 29, 2007

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes that it will:

(1) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on January 31, 2008.

FLO CORPORATION

By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright,
President, Chief Executive Officer and Secretary

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn L. Argenbright as his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement (including post-effective amendments) and any related registration statement and its amendments and post effective amendments filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Glenn L. Argenbright Glenn L. Argenbright	Chief Executive Officer and President (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	January 31, 2008

/s/ Steven M. Oyer Steven M. Oyer	Director	January 31, 2008

/s/ Kevin Mitchell Kevin Mitchell	Director	January 31, 2008

/s/ Paul R. Aaronson Paul R. Aaronson	Director	January 31, 2008

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.1	Registration Rights Agreement, dated as of July 3, 2007, between FLO Corporation and the investors signatory thereto, and Amendment No. 1 thereto		10-SB	4.1	000-52851	Nov. 29, 2007

4.2	Form of Series A-1 Warrant and Series A-2 Warrant		10-SB	4.2	000-52851	Nov. 29, 2007

4.3	Form of Placement Agent Warrant		10-SB	4.3	000-52851	Nov. 29, 2007

5.1	Opinion of DLA Piper US LLP	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page)	X

99.1	FLO Corporation 2007 Equity Incentive Plan and related agreements		10-SB	10.3	000-52851	Nov. 29, 2007